UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 3, 2006
CNL HOTELS & RESORTS, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-24097	59-3396369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (407) 650-1510
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On April 3, 2006, CNL DRR Investor, LP, a Delaware limited partnership (the “Purchaser”) and a wholly-owned subsidiary of CNL Hotels & Resorts, Inc. (the “Company”), entered into separate Purchase and Sale Agreements (the “Purchase Agreements”) with each of Desert Ridge Resort, Ltd. (“DRR Ltd.”) and Marriott Hotel Services, Inc. (“MHS”) to purchase DRR Ltd.’s 45.84% membership interest (the “DRR Ltd. Purchase Agreement”) and MHS’ 10.16% membership interest (the “MHS Purchase Agreement”) (collectively, the “Transactions”) in Desert Ridge Resort Partners, LLC (“DRR LLC”), which owns the JW Marriott Desert Ridge Resort & Spa located in Phoenix, Arizona (the “Resort”). The Purchaser currently owns the remaining 44% membership interest in DRR LLC.
     Under the Purchase Agreements, the Purchaser has agreed to pay DRR Ltd. $53,449,440 and MHS $11,846,500 in cash, for an aggregate cash purchase price of approximately $65,295,940, plus closing price adjustments relating to working capital and cash flow of the Resort before closing (the “Total Payment”). In the event the Purchaser is unable to obtain certain required consents from, among others, certain lenders and, in the case of the DRR Ltd. Purchase Agreement, the manager of the Resort, within fifteen days after the date of the Purchase Agreements, Purchaser has the option of terminating the Purchase Agreements (and MHS has the option of terminating the MHS Purchase Agreement), or proceeding with the Transactions by depositing an aggregate of $488,000 with an escrow agent (the “Deposits”). If the closing of the Transactions occurs, the Deposits will be applied against the Total Payment.
     The consummation of the Transactions is conditioned on the simultaneous closing of the Purchase Agreements and customary closing conditions. The closing of the DRR Ltd. Purchase Agreement also is conditioned upon the approval by the equity holders of DRR Ltd. and the receipt by DRR Ltd. of a fairness opinion, to the effect that the Closing Payment (as defined in the DRR Ltd. Purchase Agreement) is fair from a financial point of view to DRR Ltd. The closing of the MHS Purchase Agreement is also conditioned upon receipt from DRR LLC’s existing lenders of releases of MHS from liability under certain guaranties and indemnities (which condition may be waived by MHS, in which event Purchaser shall indemnify MHS against liability under such guaranties and indemnities). The Purchase Agreements contemplate the closing of the Transactions to occur within ninety days after the date of the Purchase Agreements, unless extended. There can be no assurance that the conditions to closing the Transactions will be met, or if met, that the closing of the Transactions will occur.
     DRR Ltd. is a limited partnership, the general partner of which is a corporation owned and controlled by the Company’s Chairman of the Board of Directors and Director, Mr. James M. Seneff, Jr., and the Company’s Vice Chairman of the Board and Director, Mr. Robert A. Bourne. Marriott International, Inc. is the manager of the Resort and Marriott International Capital Corporation holds security interests in subsidiaries of DRR LLC. Thirty-one of the Company’s properties are operating under various Marriott brands, including Marriott Hotels, Resorts, and Suites, The Ritz-Carlton, JW Marriott, Residence Inn by Marriott, TownePlace Suites by Marriott, Courtyard by Marriott, Fairfield Inn, Renaissance Hotels, and Spring Hill Suites by Marriott.
     The Company and its affiliates (including Messrs. Seneff and Bourne) have certain other relationships with affiliates of DRR Ltd. and MHS which are more fully described in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006.
     On April 6, 2006, the Company issued a press release filed herewith as Exhibit 99.1, announcing the Transactions, the complete text of which incorporated in this Item 1.01 by reference thereto.
     Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected closing of the Purchase Agreements, application of the deposits and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “could”, “target(s),” “project(s),” “will,” “believe(s),” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to: the failure of closing conditions to be satisfied; a change in the national economy; failure to secure certain third-party consents, the occurrence of terrorist activities or other disruptions to the travel and leisure industries; natural disasters; changes in construction costs; and such other risk factors as may be discussed in our annual report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
99.1           Press Release dated April 6, 2006 (filed herewith).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.
Date: April 6, 2006	By:	/s/ Mark E. Patten
		Name:	Mark E. Patten
		Title:	Senior Vice President and Chief Accounting Officer